Amended and Restated Certificate of Incorporation
of
Illumina, Inc.

ARTICLE I
The name of this corporation is Illumina, Inc.

ARTICLE II

The address of the corporation’s registered office in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III

The purpose of the corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of Delaware.

ARTICLE IV

The corporation is authorized to issue two classes of shares of stock, which shall be designated, respectively, Common Stock, $0.01 par value per share, and Preferred Stock, $0.01 par value per share. The total number of shares that the corporation is authorized to issue is 330,000,000 shares. The number of shares of Common Stock authorized is 320,000,000. The number of shares of Preferred Stock authorized is 10,000,000.

The Preferred Stock may be issued from time to time in one or more series pursuant to a resolution or resolutions providing for such issue duly adopted by the board of directors (authority to do so being hereby expressly vested in the board). The board of directors is further authorized to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock and to fix the number of shares of any series of Preferred Stock and the designation of any such series of Preferred Stock. The board of directors, within the limits and restrictions stated in any resolution or resolutions of the board of directors originally fixing the number of shares constituting any series, may increase or decrease (but not below the number of shares of any such series then outstanding) the number of shares of any series subsequent to the issue of shares of that series.

The authority of the board of directors with respect to each such class or series shall include, without limitation of the foregoing, the right to determine and fix:

(a)	the distinctive designation of such class or series and the number of shares to constitute such class or series;

(b)
the rate at which dividends on the shares of such class or series shall be declared and paid, or set aside for payment, whether dividends at the rate so determined shall be cumulative or accruing, and whether the shares of such class or series shall be entitled to any participating or other dividends in addition to dividends at the rate so determined, and if so, on what terms;

(c)	the right or obligation, if any, of the corporation to redeem shares of the particular class or series of Preferred Stock and, if redeemable, the price, terms and manner of such redemption;

(d)
the special and relative rights and preferences, if any, and the amount or amounts per share that the shares of such class or series of Preferred Stock shall be entitled to receive upon any voluntary or involuntary liquidation, dissolution or winding up of the corporation;

(e)
the terms and conditions, if any, upon which shares of such class or series shall be convertible into, or exchangeable for, shares of capital stock of any other class or series, including the price or prices or the rate or rates of conversion or exchange and the terms of adjustment, if any;

(f)
the obligation, if any, of the corporation to retire, redeem or purchase shares of such class or series pursuant to a sinking fund or fund of a similar nature or otherwise, and the terms and conditions of such obligation;

(g)	voting rights, if any, on the issuance of additional shares of such class or series or any shares of any other class or series of Preferred Stock;

(h)	limitations, if any, on the issuance of additional shares of such class or series or any shares of any other class or series of Preferred Stock; and

(i)
such other preferences, powers, qualifications, special or relative rights and privileges thereof as the board of directors of the corporation, acting in accordance with this Restated Certificate of Incorporation, may deem advisable and are not inconsistent with law and the provisions of this Restated Certificate of Incorporation.

ARTICLE V

The corporation reserves the right to amend, alter, change, or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon the stockholders herein are granted subject to this right.

ARTICLE VI

The corporation is to have perpetual existence.

ARTICLE VII

     1. Limitation of Liability. To the fullest extent permitted by the General Corporation Law of the State of Delaware as the same exists or as may hereafter be amended, a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

     2. Indemnification. The corporation shall indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that such person or his or her testator or interstate is or was a director or officer of the corporation, or any predecessor of the corporation, or serves or served at any other enterprise as a director, officer or employee at the request of the corporation or any predecessor to the corporation and may indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that such person or his or her testator or intestate is or was an employee of the corporation, or any predecessor of the corporation, or serves or served at any other enterprise as a director, officer or employee at the request of the corporation or any predecessor to the corporation.

     3. Amendments. Neither any amendment nor repeal of this Article VII, nor the adoption of any provision of the corporation’s Certificate of Incorporation inconsistent with this Article VII, shall eliminate or reduce the effect of this Article VII, in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article VII, would accrue or arise, prior to such amendment, repeal, or adoption of an inconsistent provision.

ARTICLE VIII

In the event any shares of Preferred Stock shall be redeemed or converted pursuant to the terms hereof, the shares so converted or redeemed shall not revert to the status of authorized but unissued shares, but instead shall be canceled and shall not be re-issuable by the corporation.

ARTICLE IX

Holders of stock of any class or series of the corporation shall not be entitled to cumulate their votes for the election of directors or any other matter submitted to a vote of the stockholders, unless such cumulative voting is required pursuant to Sections 214 of the Delaware General Corporation Law, in which event each such holder shall be entitled to as many votes as shall equal the number of votes which (except for this provision as to cumulative voting) such holder would be entitled to cast for the election of directors with respect to his shares of stock multiplied by the number of directors to be elected by him, and the holder may cast all of such votes for a single director or may distribute them among the number of directors to be voted for, or for any two or more of them as such holder may see fit, so long as the name of the candidate for director shall have been placed in nomination prior to the voting and the stockholder, or any other holder of the same class or series of stock, has given notice at the meeting prior to the voting of the intention to cumulate votes.

     1. Number of Directors. The number of directors which constitutes the whole Board of Directors of the corporation shall be designated in the Amended and Restated Bylaws of the corporation. The directors shall, until the annual meeting of stockholders to be held in 2022, be divided, with respect to the time for which they severally hold office, into three classes. The term of office of the class of directors elected at the annual meeting of stockholders held in 2019 shall expire at the 2022 annual meeting of stockholders; the term of office of the class of directors elected at the annual meeting of stockholders held in 2020 shall expire at the 2021 annual meeting of stockholders; and the term of office of the class of directors elected at the annual meeting of stockholders held in 2021 shall expire at the 2022 annual meeting of stockholders. At each annual meeting of stockholders, commencing with the 2020 annual meeting of stockholders, directors shall be elected for a term of office to expire at the annual meeting of stockholders held in the year following the year of their election, with each director to hold office until his or her successor shall been duly elected and qualified, or, if earlier, such director’s death, resignation, retirement, disqualification or removal from office.

     2. Election of Directors. Elections of directors need not be by written ballot unless the Amended and Restated Bylaws of the corporation shall so provide.

3. Removal of Directors. So long as the directors are divided into three classes, they may be removed only for cause by the affirmative vote of the holders of a majority of the voting power of all then outstanding shares of capital stock of the corporation entitled to vote generally in the election of directors
ARTICLE X

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter, amend or repeal the Amended and Restated Bylaws of the corporation.

ARTICLE XI

No action shall be taken by the stockholders of the corporation except at an annual or special meeting of the stockholders called in accordance with the Amended and Restated Bylaws, no special meetings of the stockholders shall be called by stockholders without approval of the Board of Directors, and no action, including the removal of directors without cause shall be taken by stockholders by written consent. The affirmative vote of a majority of the then outstanding voting securities of the corporation, voting together as a single class, shall be required for the amendment, repeal or modification of the provisions of Article IX, Article X or Article XII of this Amended and Restated Certificate of Incorporation or Sections 2.3 (Special Meeting), 2.4 (Notice of Stockholders’ Meeting), 2.4 (Advanced Notice of Stockholder Nominees and Stockholder Business), 2.8 (Voting), or 2.10 (Stockholder Action

by Written Consent Without a Meeting), or 3.2 (Number of Directors) of the corporation’s Amended and Restated Bylaws.

ARTICLE XII

Meetings of stockholders may be held within or without the State of Delaware, as the Amended and Restated Bylaws may provide. The books of the corporation may be kept (subject to any provision contained in the statutes) outside of the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Amended and Restated Bylaws of the corporation.

ARTICLE XIII

This Amended and Restated Certificate of Incorporation shall be effective as of the date of the closing of the Corporation’s initial public offering.

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  In Witness Whereof, Illumina, Inc. has caused this instrument to be executed by Francis A. deSouza, its President and Chief Executive Officer, on this June 6, 2019 which execution shall constitute an affirmation, under penalties of perjury, that this instrument is the act and deed of Illumina, Inc. and that the facts stated herein are true.

By:	/s/ Francis A. deSouza
Name:	Francis A. deSouza
Title:	President & Chief Executive Officer